 Exhibit 99.2

ZAGG Inc Reports Financial Results for Fourth Quarter and Full Year 2013

●	Net sales of $66.8 million for the fourth quarter and $219.4 million for the full year 2013

●	Full year 2013 cash flow from operations of over $35.0 million

●	GAAP diluted EPS of $(0.07) for the fourth quarter and $0.15 for the full year 2013

●	Adjusted EBITDA of $12.3 million for the fourth quarter and $39.1 million for the full year 2013

●	Pro forma diluted EPS of $0.23 for the fourth quarter and $0.73 for the full year 2013

●	Introduces full year 2014 net sales and Adjusted EBITDA guidance

SALT LAKE CITY—February 25, 2014 --  ZAGG Inc (NASDAQ: ZAGG), a leading mobile device accessories company with a brand portfolio that includes ZAGG and iFrogz, today announced fourth quarter ended December 31, 2013 and full year 2013 financial results.

“We are pleased to have finished the year with a strong fourth quarter, our third highest in terms of net sales in the company’s history. We also launched our first rugged case under the ZAGG brand, and experienced growth in tablet keyboard sales.” said Randy Hales, president and CEO of ZAGG Inc. “2013 was a reset year in which we focused on building a solid foundation for ZAGG moving forward. We made changes in sales, product management, product development, marketing, distribution, operations, customer service, and key leadership roles. All of this was done to position the company to win share strategically and return to growth in the second half of 2014 with well-designed products, clear brand positioning, focused sales execution, and investment in our distribution channels.”

Fourth Quarter Highlights (fourth quarter 2013 versus fourth quarter 2012)

●	Net sales of $66.8 million versus $87.5 million
●	Gross margins of 37% versus 44%
●	GAAP diluted EPS of $(0.07) versus $0.01
●	Adjusted EBITDA of $12.3 million versus $20.9 million
●	Generated over $9.0 million in operating cash flow
●	Reduced total debt outstanding to $17.5 million
●	invisibleSHIELD sales represented 40% of net sales versus 43%
●	Keyboard sales represented 30% of net sales versus 28%
●	iFrogz Audio represented 17% of net sales versus 15%

Fourth Quarter Results

Net sales for the fourth quarter of 2013 decreased 24% to $66.8 million from $87.5 million in the same quarter the previous year. Net sales this quarter were impacted by increased market competition from protective cases, which impacted invisibleSHIELD sales, along with increased market competition in tablet keyboards and the personal audio line.

Net sales by channel were 86% through indirect channels, 8% through www.ZAGG.com and www.iFrogz.com and 6% through the Company’s mall cart and kiosk franchise program.

Gross profit for the fourth quarter was $24.5 million, or 37% of net sales, versus $38.6 million, or 44% of net sales, in the prior year quarter.

Operating loss for the fourth quarter of 2013 was $2.9 million compared to operating income of $5.3 million for the fourth quarter of 2012. Operating income for the fourth quarter, excluding the non-cash impairment charges of $11.2 million in 2013 and $11.5 million in 2012, was $8.3 million in 2013 compared to operating income of $16.8 million for the fourth quarter of 2012.

Net loss for the fourth quarter of 2013 was $2.0 million, or ($0.07) per diluted share, as compared to net income of $0.2 million, or $0.01 per diluted share, in the fourth quarter of 2012.

Pro forma net income for the fourth quarter of 2013 was $7.1 million, or $0.23 per diluted share, compared to pro forma net income for the fourth quarter of 2012 of $11.9 million, or $0.37 per diluted share.

Adjusted EBITDA for the fourth quarter of 2013 was $12.3 million, versus $20.9 million of Adjusted EBITDA in the fourth quarter of 2012.

Full Year 2013 Highlights (Full year 2013 versus full year 2012)

●	Net sales of $219.4 million versus $264.4 million
●	Gross margins of 40% versus 46%
●	Operating income of $10.9 million versus $33.5 million; excluding a non-cash impairment charge of $11.2 million, operating income was $22.2 million in 2013
●	Adjusted EBITDA of $39.1 million versus $62.6 million
●	Generated over $35.0 million in operating cash flow
●	invisibleSHIELD sales represented 42% of net sales versus 46%
●	Keyboard sales represented 29% of net sales versus 24%
●	iFrogz Audio represented 16% of net sales versus 16%

“2013 was a challenging year, but despite the revenue compression, we ended the year with an EBITDA margin of 18%, a testament to the expense control and operational efficiencies we realized during the year. At year-end, we had $15.0 million in cash and paid down our debt balance by $28.6 million to $17.5 million. During the first quarter of 2014, we have paid off the remaining balance on the line of credit and now have no debt on our balance sheet. We generated over $35.0 million in cash flow from operations in 2013 and have a solid financial footing to enable us to grow in 2014,” said Brandon O’Brien, CFO of ZAGG. “For the remainder of 2014, ZAGG will invest in marketing and in-store promotions for our leading products and our overseas expansions, while building our working capital levels.  We have set the stage to resume growth, which we anticipate occurring in the second half of the year with new product launches and resets with our distribution partners. As a result, we are forecasting net sales growth of 1-4% for 2014. Longer term, we’d like to get to 10-15% annual net sales growth by adding new products, expanding domestic and international distribution, and stabilizing our share in segments where we’ve seen declines with strategic product introductions and brand positioning.”

Full Year 2013 Results

Net sales for the full year 2013 decreased 17% to $219.4 million from $264.4 million in the previous year.  Net sales by channel were 85% through indirect channels, 9% through www.ZAGG.com and www.iFrogz.com and 6% through the company’s mall cart and kiosk franchise program.

Gross profit for the full year 2013 was $87.1 million, or 40% of net sales, versus $120.5 million, or 46% of net sales in 2012. Gross profit declined as a result of inventory write-downs recorded during 2013 for product to be sold below our carrying value and a product sales mix shift reflecting a higher percentage of our total sales from keyboard, audio, and case products compared to prior years where a higher percentage of sales were generated by our invisibleSHIELD products, our highest margin product line.  Also, an increase in the Company’s participation in discounts with retail partners, particularly in the fourth quarter, contributed to the decline in gross margin.

Operating income for the full year 2013 was $10.9 million compared to $33.5 million for the full year 2012. Operating income was impacted by an $11.2 million non-cash charge for the impairment of goodwill and an intangible asset recorded during the fourth quarter of 2013.  A similar charge of $11.5 million was recorded during the fourth quarter of 2012, but the 2013 charge had greater impact on the operating margin given the decline in sales and gross profit in 2013 compared to 2012.

Net income for the full year 2013 was $4.8 million, or $0.15 per diluted share, as compared to net income of $14.5 million, or $0.46 per diluted share, in the full year 2012.

Pro forma net income for the full year 2013 was $22.9 million, or $0.73 per diluted share, compared to pro forma net income of $36.0 million, or $1.14 per diluted share, in the full year 2012.

Adjusted EBITDA for the full year 2013 was $39.1 million versus $62.6 million in the full year 2012.

About Non-GAAP Financial Information

ZAGG considers earnings before stock-based compensation expense, impairment of goodwill and intangibles, depreciation and amortization,impairment of investment, other income/expense, and provision for income taxes ("Adjusted EBITDA") to be an important financial indicator of the Company's operational strength and the performance of its business.

In addition, ZAGG considers earnings before stock-based compensation expense, impairment of goodwill and intangibles, amortization, impairment of investment, other income/expense (excluding cash interest expense), and expenses incurred related to the departure of the former CEO, net of tax effects where applicable, (“pro forma net income”) to be a valuable metric in respect to the operational performance of the Company.

These results should be considered in addition to results prepared in accordance with generally accepted accounting principles (“GAAP”), but should not be considered as a substitute for, or superior to, GAAP results.

A reconciliation of the differences between Adjusted EBITDA and pro forma net income, and the most comparable financial measure calculated and presented in accordance with GAAP, is presented under the heading “Reconciliation of Non-GAAP Financial Information to GAAP” immediately following the Condensed Consolidated Statements of Operations included below.

Outlook

For 2014, the company is issuing full year net sales guidance in a range of $218 million - $228 million and full year Adjusted EBITDA guidance of $32 million - $34 million. Gross margins are anticipated to be in the mid-to-high 30’s.

Conference Call

A conference call will be held today at 5:00 p.m. EST to review these results. Interested parties may access via the Internet on the Company’s website at:

http://investors.zagg.com.

Non-GAAP Financial Disclosure

Investors are cautioned that the Adjusted EBITDA (earnings before stock-based compensation expense, impairment of goodwill and intangibles, depreciation and amortization, impairment of investment, other income/expense, and provision for income taxes) and pro forma net income (earnings before stock-based compensation expense, impairment of goodwill and intangibles, amortization, impairment of investment, other income/expense [excluding cash interest expense], and expenses incurred related to the departure of the former CEO, net of tax effects where applicable) contained in this press release are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles, or as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. For comparative purposes, we applied an annualized statutory tax rate of 38.25% to derive the pro forma net income and pro forma EPS. We present this financial information because we believe that it is helpful to some investors as a measure of our performance. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking.  You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following:  (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG’s products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the impact of inconsistent quality or reliability of new product offerings; (f) the impact of lower profit margins in certain new product categories; (g) the impacts of changes in economic conditions, including on customer demand; (h) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber attacks, terrorist incidents, or the threat of terrorist incidents; and (i) adoption of or changes in accounting policies, principles, or estimates.  Any forward-looking statement speaks only as of the date on which such statement is made.  New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.  Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.  ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

About ZAGG Inc:

ZAGG Inc and its subsidiaries (collectively, the "Company", or "ZAGG") design, produce, and distribute creative product solutions for mobile and media accessories such as protective coverings, cases, keyboards, keyboard cases, earbuds, portable power, and device cleaning under the family of ZAGG brands. In addition, the Company designs, produces, and distributes cases, Near-Field Audio™ amplifying speakers, earbuds, traditional headphones, and gaming headphones for mobile and media devices under the family of iFrogz brands in the fashion and youth oriented lifestyle sector. ZAGG distinguishes itself as the preferred brand by offering creative product solutions through targeted global distribution channels, with the broadest product offering in its sector.  More information about the company and its brands is at www.ZAGG.com.

Investor Relations:
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Media:
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Jane Taber, 503-546-7888
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Company:
ZAGG Inc
Nathan Nelson, 801-506-7341
nnelson@zagg.com